Exhibit 3.1
PEBBLEBROOK HOTEL TRUST
ARTICLES SUPPLEMENTARY

Pebblebrook Hotel Trust, a Maryland real estate investment trust (the “Trust”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) as follows:
FIRST: Under a power set forth in Article VI of the declaration of trust of the Trust (as amended, restated or supplemented from time to time is herein called the “Declaration of Trust”), the Board of Trustees of the Trust (the “Board of Trustees”), by resolution duly adopted, classified and designated 1,200,000 authorized but unissued preferred shares of beneficial interest (the “Additional Series C Preferred Shares”), $.01 par value per share, of the Trust as additional 6.50% Series C Cumulative Redeemable Preferred Shares of Beneficial Interest (the “Series C Preferred Shares”), having the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the Series C Preferred Shares set forth in the Declaration of Trust.
SECOND: The Additional Series C Preferred Shares have been classified and designated by the Board of Trustees under the authority contained in the Declaration of Trust. After giving effect to the classification and designation of the Additional Series C Preferred Shares set forth herein, the total number of Series C Preferred Shares that the Trust has authority to issue is 5,200,000 shares.
THIRD: These Articles Supplementary have been approved by the Board of Trustees in the manner and by the vote required by law.
FOURTH: The undersigned officer of the Trust acknowledges these Articles Supplementary to be the act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[Signature page follows.]

IN WITNESS WHEREOF, the Trust has caused these Articles Supplementary to be executed under seal in its name and on its behalf by the undersigned officer and attested to by its Secretary on this _29th_ day of September, 2014.
ATTEST:                    PEBBLEBROOK HOTEL TRUST

        By:

__/s/ Raymond D. Martz_____________    ___/s/ Jon E. Bortz_________________(SEAL)
Name:    Raymond D. Martz            Name:    Jon E. Bortz
Title:    Secretary                Title:    Chairman, President and
Chief Executive Officer